Exhibit 99.1

TransCode Therapeutics Successfully Completes Phase 1a Clinical Trial, Reports Safety and Stabilization Data for TTX-MC138 in Metastatic Cancer

TransCode reports no dose-limiting toxicities, durable disease stabilization in metastatic patients; advances to Phase 2 development in ctDNA-positive cancers using next-generation RNA therapeutics.

BOSTON, June 3, 2026 - TransCode Therapeutics, Inc. (NASDAQ: RNAZ) a clinical stage company pioneering immuno-oncology and RNA for the treatment of high risk and advanced cancer, today announced further results of the Phase 1a dose escalation clinical trial. The trial met its primary endpoint of safety, with positive tolerability, combined with disease stabilization in multiple patients, and the absence of dose-limiting toxicities with its lead therapeutic candidate TTX-MC138. TTX-MC138, an investigational inhibitor of the key metastatic driver, microRNA-10b, has shown durable disease control. These findings support advancing TTX-MC138 into Phase 2a clinical development to assess efficacy in patients with circulating tumor DNA (ctDNA) positive colorectal cancer following curative-intent therapy.

TTX-MC138 has been administered to 16 patients who received 86 doses. The median treatment duration was 11.3 weeks, with a range of four to 52.4 weeks, representing 2 to 20 cycles of treatment.

Notably, three patients remain on trial, and continue to receive TTX-MC138. One patient is at 21 cycles of treatment, another is at 16 cycles, and the third one is at 14 cycles of treatment. (Table 1)

Table 1: Trial demographics, met safety primary endpoint

Cohort	Dose	Number of Patients	DLT’s1
1	0.8mg/kg	3	0
2[3]	1.6mg/kg	3	0
3[3]	3.2mg/kg2	7	0
4[3]	4.8mg/kg	3	0

1 No significant treatment-related safety events or dose limiting toxicities were observed.

2 Optional backfill 3 with additional patients.

3 One patient in each of cohort 2, 3 and 4 currently on study.

TransCode believes these results support its selection of the recommended Phase 2a dose (RP2D) of 4.8mg/kg.

In addition, the assessment of the trial patient population underscored the potential for durable disease control in participants with metastatic cancer.

Based on Response Evaluation Criteria in Solid Tumors (RECIST) standardized criteria to measure tumor response to treatment using imaging to categorize lesions and assess changes in size over time, 9 out of 14 (64%) of evaluable patients achieved stable disease lasting six months, demonstrating a durable disease activity.

Table 2: Kaplan Meier plot of progression free survival, overall safety population

“From a clinical perspective, it is quite encouraging to see how well tolerated this agent has been at the exposures achieved through the Phase 1a dose-escalation study, without any dose-limiting toxicities. That, combined with the observation of disease stabilization in a population with such advanced disease supports continued clinical development” noted Keith Flaherty, MD, Director of Clinical Research at the Massachusetts General Hospital Cancer Center, Professor of Medicine at Harvard Medical School and TransCode’s Advisory Board member.

The pharmacokinetics profile from the analysis of plasma from patients receiving TTX-MC138 demonstrated evidence of drug bioavailability consistent with earlier preclinical studies.

One patient diagnosed with metastatic thyroid cancer was noted to have a dramatic decrease in their thyroglobulin levels, a tumor marker associated with cancer progression. The patient has now had demonstrated stable disease for the last 12 months and is one of the three patients who remain on study. We believe that the patient’s continued participation in the study, together with the decline in their thyroglobulin levels, provides further evidence of therapeutic activity from TTX-MC138.

TransCode Therapeutics, Inc. • 6 Liberty Square #2382 • Boston, MA 02109

A clinical study report is in process. Several presentations are planned at future scientific congresses.

“As the safety and tolerability primary objectives of the trial were met, the encouraging rates of disease stabilization provide the rationale to advance TTX-MC138 clinical development in our recently initiated Phase 2a trial. We continue to believe that TTX-MC138 may offer a promising therapeutic option, if approved, for patients with metastatic disease who have limited treatment alternatives,” said Daniel Vlock, MD, TransCode Consulting Clinician.

Further information about the trial is available at www.clinicaltrials.gov, (NCT Identifier: NCT06260774).

About TTX-MC138

TTX-MC138 is a first-in-class therapeutic candidate designed to inhibit microRNA-10b (miR-10b), a microRNA widely believed to be critical to the emergence and progression of many metastatic cancers. TransCode’s Phase 0 clinical trial produced evidence of delivery of a radiolabeled version of TTX-MC138 to metastatic lesions.

About TransCode Therapeutics

TransCode Therapeutics is an immuno-oncology and targeted cancer therapy company with a focus on treating advanced malignancy. The Company’s lead therapeutic candidate, TTX-MC138, is focused on treating metastatic tumors that overexpress microRNA-10b, a unique, well-documented biomarker of metastasis. In addition, TransCode has a portfolio of other first-in-class therapeutic candidates designed to mobilize the immune system to recognize and destroy cancer cells.

TransCode Therapeutics, Inc. • 6 Liberty Square #2382 • Boston, MA 02109

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the timing, conduct and results of TransCode’s Phase 1a and Phase 2a clinical trials, statements about microRNAs and their involvement in cancer, and statements concerning the therapeutic potential of TransCode’s TTX-MC138 and other therapeutic candidates. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risks associated with drug discovery and development; the risk that the results of clinical trials will not be consistent with TransCode’s preclinical studies or expectations or with results from previous clinical trials; risks associated with the conduct of clinical trials; risks associated with TransCode’s financial condition and its need to obtain additional funding to support its business activities, including TransCode’s ability to continue as a going concern; risks associated with the timing and outcome of TransCode’s planned regulatory submissions; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with TransCode’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; risks of competition from other companies developing products for similar uses; risks associated with TransCode’s dependence on third parties; and risks associated with geopolitical events and pandemics. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled “Risk Factors” in TransCode’s Annual Report on Form 10-K for the year ended December 31, 2025, as well as discussions of potential risks, uncertainties and other important factors in any subsequent TransCode filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this release; TransCode undertakes no duty to update this information unless required by law.

For more information and partnering opportunities, please contact:

TransCode Therapeutics, Inc.
Tania Montgomery, VP of Business Development
tania.montgomery@transcodetherapeutics.com

TransCode Therapeutics, Inc. • 6 Liberty Square #2382 • Boston, MA 02109